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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                                                                 SEC FILING NO.
                                                                    0-28484

                                                                  CUSIP NUMBER
                                                                   747587103
                                                                ----------------

(Check One:)   [X] Form 10-K    [ ] Form 20-F    [ ] Form 11-K    [ ] Form 10-Q
               [ ] Form N-SAR

         For Period Ended: December 31, 2000
                           -----------------
         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR

         For the Transition Period Ended:
                                          --------------------------------------

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NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
VERIFIED ANY INFORMATION CONTAINED HEREIN.
--------------------------------------------------------------------------------

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I---REGISTRATION INFORMATION
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         Full Name of Registrant:   QUALMARK CORPORATION
         Former Name if Applicable: N/A
         Address of Principal Executive Office

         1329 121ST WEST AVENUE, DENVER, CO 80234
         (Street and Number, City, State and Zip Code)

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PART II -- RULES 12b-25(b) AND (c)
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         If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) the following should be completed. (Check box if appropriate)

         [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

         [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date: or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date.

         [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III--NARRATIVE
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State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q,
N-SAR, or the transition report or portion thereof ,could not be filed within the prescribed period:

The Form 10-KSB for the year ended December 31, 2000, for QualMark Corporation, could not be filed within the prescribed period because the Company was unable to complete certain information critical to filing a timely and accurate report on the internal financial aspects of the Company. Such inability could not have been eliminated by the registrant without unreasonable effort or expense.

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PART IV--OTHER INFORMATION
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         (1) Name and telephone number of person to contact in regard to this notification:

                  ANTHONY SCALESE              (303) 254-8800

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                               [X] Yes          [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                               [ ] Yes          [X] No


         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                              QUALMARK CORPORATION
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date:    March 30, 2001                      By:    /s/ Charles D. Johnston
     -------------------------------            ------------------------------
                                                Charles D. Johnston
                                                President & CEO

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign shall be filed with the form.

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